Exhibit 99.2

Excerpts from the Preliminary Offering Memorandum dated April 15, 2020

Recent Developments

In March 2020, the World Health Organization declared the outbreak of COVID-19 as a pandemic, which continues to spread throughout the United States and globally. The COVID-19 health crisis poses significant and widespread risks to the Company’s business as well as to the business environment and the markets in which the Company operates.

During these challenging times, Energizer is operating with two enduring principles - ensuring the health of our colleagues and business continuity. We are following the guidelines issued by the U.S. Center for Disease Control and Prevention and the World Health Organization and have instituted work from home for the majority of our office locations. We have also instituted additional measures at our production facilities, including temperature monitoring, enhanced facility cleaning, visual cues to aid in social distancing, and staggered shifts to minimize the number of colleagues on-site at any given time. We track and monitor suspected and confirmed cases of COVID-19, and we encourage colleagues to stay home if they or their family members are ill.

During natural disasters and other crises such as the COVID-19 pandemic, our battery products are needed not only by end consumers, but also by healthcare professionals and others who are directly combatting COVID-19, including doctors, nurses and first responders, as well as others who are performing essential services, such as truck drivers. This has been evident in the recent increased demand for our battery products in several key markets in the U.S. across nearly all retail channels. Energizer provides batteries that power medical devices, including thermometers, blood pressure, heart and fall monitors and pulse oximeters, and other products that are essential to the response to the COVID-19 outbreak. Energizer’s batteries also power devices and equipment that keep people safe and working at home, such as water heaters, smoke alarms, carbon monoxide detectors, wireless keyboards and mice.

For the quarter ended March 31, 2020, we expect to report Net Sales of approximately $587.0 million, compared to $556.4 million in the prior year, driven in part by Organic sales growth of approximately 2.7 percent. In addition, we expect Earnings before income taxes from continuing operations in the range of $17.4 to $22.4 million compared to a Loss before income taxes from continuing operations of $74.0 million in the prior year period, and adjusted EBITDA in the range of $120.0 to $125.0 million compared to $101.4 million in the prior year period. These results reflect strong battery category growth in the month of March driven in part by strong consumer demand associated with the global COVID-19 outbreak. We also secured new distribution and increased shelf space earlier this year with existing U.S. customers, the results of which we expect to begin to realize in the third and fourth fiscal quarters of 2020. Auto care products are more discretionary by nature, and COVID-19 has negatively impacted our sales of these products and may continue to do so as we expect an overall reduction in travel due to shelter-in-place orders, work and travel restrictions, and other similar measures to try to contain the COVID-19 virus. However, we expect consumers to focus on wipes and cleaning products and during recessions consumers often turn to Do It Yourself versus Do It For Me services. Additionally, we have experienced softness in Latin America and Asia across both the batteries and auto care businesses, as well as modest incremental operating costs, as a result of the social distancing measures enacted to combat COVID-19. There can be no assurance these trends will continue at the same pace or to the same magnitude as experienced in the second fiscal quarter of 2020.

As of April 2, 2020, and following the Revolving Facility Drawdown and changes in the ordinary course of business, we had approximately $483.7 million of cash and cash equivalents. While the full impact of COVID-19 is uncertain, our core batteries business in North America and EMEA performed strongly in the second fiscal quarter of 2020, and we have multiple options to further mitigate the liquidity impact of the COVID-19 pandemic and preserve our financial flexibility in light of current uncertainty in the global markets, including the deferral or reduction of capital expenditures and reduction or delay of overhead expenses and other expenditures. Such delays could delay our growth or impact business plan. The full impact of COVID-19 on our financial and operating performance will depend significantly on the duration and severity of the outbreak, the actions taken to contain or mitigate its impact, disruption to our global supply chain, and the pace with which customers and consumers return to more normalized purchasing behavior, among others factors beyond our knowledge or control. See “Risk Factors—Risks Relating to our Business—We must successfully manage the demand, supply, and operational challenges brought about by the COVID-19 pandemic and any other disease outbreak, including epidemics, pandemics, or similar widespread public health concerns.”

For reconciliations of preliminary non-GAAP financial measures to preliminary GAAP financial measures, see “Summary Historical and Pro Forma Financial Data—Reconciliation of Selected Preliminary Data.”

The preliminary financial data and other information provided above is subject to the completion of our financial closing procedures, any adjustments or revisions that may result from the completion of the quarterly review and other developments that may arise between the date of this offering memorandum and the time the financial results for the second quarter are finalized. Therefore, this data represents management estimates that constitute forward-looking statements subject to risks and uncertainties. As a result, the preliminary financial data and other information described above may materially differ from the actual results that will be reflected in our consolidated financial statements for the quarter when they are completed and publicly disclosed. In addition, preliminary results for the second quarter are not necessarily indicative of operating results for any future quarter or results for the full year.

The preliminary financial data included in this offering memorandum has been prepared by, and is the responsibility of, Energizer’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Subsequent to December 31, 2019 the Company borrowed an additional $372.7 million under its Revolving Facility, representing all of the remaining capacity available under such Revolving Facility (the “Revolving Facility Drawdown”) and, as of the date of this offering memorandum, has $392.7 million of borrowings outstanding thereunder. Taking into account $7.3 million of letters of credit outstanding under the Revolving Facility, no additional amounts were available to be drawn under the Revolving Facility as of the date of this offering memorandum. After the offering of the notes and the application of the proceeds thereof, the Company will have additional borrowing capacity under the Revolving Facility in an amount equal to the net proceeds used to repay indebtedness outstanding under the Revolving Facility. While the Company believes that it had sufficient liquidity prior to taking this action to fund its operations and meet its obligations, the Company has further increased its cash position as a precautionary measure in order to preserve financial flexibility in light of current uncertainty in the global markets resulting from the COVID-19 pandemic. The current interest rate for borrowings under the Revolving Facility is approximately 3.25%.

Reconciliation of Selected Preliminary Financial Data

The preliminary financial data for the three-month period ended March 31, 2020 provided in this offering memorandum is subject to the completion of our financial closing procedures, any adjustments or revisions that may result from the completion of the quarterly review and other developments that may arise between the date of this offering memorandum and the time the financial results for the second quarter are finalized. Therefore, this data represents management estimates that constitute forward-looking statements subject to risks and uncertainties. As a result, the preliminary financial data described under “Recent Developments” and reconciled below may materially differ from the actual results that will be reflected in our consolidated financial statements for the quarter when they are completed and publicly disclosed. In addition, preliminary results for the second quarter are not necessarily indicative of operating results for any future quarter or results for the full year.

The preliminary financial data included in this offering memorandum has been prepared by, and is the responsibility of, Energizer’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

The following table sets forth a reconciliation of the Company’s earnings before income taxes to EBITDA and Adjusted EBITDA for the periods presented:

Energizer Reconciliation for EBITDA and Adjusted EBITDA

	For the Quarter Ended				For the Trailing Twelve Months Ended March 31, 2020	For the Quarter Ended March 31, 2019
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
	Preliminary				Preliminary
Earnings before income taxes	$17.4 - $22.4	$58.7	$47.7	$9.4	$133.2 - $138.2	$(74.0)
Interest expense	47.2	51.0	48.7	51.9	198.8	77.2
Depreciation & amortization	28.5	27.6	22.0	30.8	108.9	28.4

EBITDA	$93.1 - $98.1	$137.3	$118.4	$92.1	$440.9 - $445.9	$31.6
Adjustments:
Acquisition and integration costs	17.0	19.3	28.5	28.0	92.8	62.2
Settlement loss on pension plan terminations	—	—	3.7	—	3.7	—
COVID-19 related Costs	1.2	—	—	—	1.2	—
Share-based payments	8.7	7.2	6.3	6.7	28.9	7.6

Adjusted EBITDA	$120.0 - $125.0	$163.8	$156.9	$126.8	$567.5 - $572.5	$101.4

The following table includes our reconciliation of Organic sales for the three month period ended March 31, 2020:

Energizer Net Sales to Organic Net Sales Reconciliation

	Three Months Ended March 31,
Net sales	2020	% Chg
($ in millions)	Preliminary
Net sales - prior year	$556.4
Organic	15.0	2.7%
Impact of Battery Acquisition	—	—%
Impact of Auto Care Acquisition	23.7	4.3%
Change in Argentina operations	(0.7)	(0.1)%
Impact of currency	(7.4)	(1.4)%

Net sales - current year	$587.0	5.5%

Risks Relating to our Business

We must successfully manage the demand, supply, and operational challenges brought about by the COVID-19 pandemic and any other disease outbreak, including epidemics, pandemics, or similar widespread public health concerns.

Our operations are impacted by consumer spending levels, impulse purchases, the availability of our products to retail and our ability to manufacture, store and distribute products to our customers and consumers in an effective and efficient manner. The fear of exposure to or actual effects of a disease outbreak, epidemic, pandemic or similar widespread public health concern, such as the novel coronavirus (COVID-19), could negatively impact our overall business, financial position and financial results. These potential impacts caused by fear of exposure or the effects of a widespread public health concern may include, but are not limited to:

•	Significant reductions, shifts or fluctuations in demand for one or more of our products, which may be caused by, among other things:

•	a decrease in consumer traffic in brick-and-mortar stores across all our major markets and the resulting negative impact on our net sales to customers in that channel;

•	the temporary inability of our consumers to purchase our products due to illness, quarantine, other travel restrictions, or financial hardship;

•	shifts in demand away from one or more of our premium products to lower priced value or private label products and lower demand in our discretionary product categories;

•

stockpiling or similar “pantry-loading” activity by consumers, which may cause volatility in our quarterly results and, if prolonged, further increase the complexity of our operations planning and financial forecasting and adversely impact our results of operations;

•	significant reductions in the availability of one or more of our products as a result of retailers, common carriers or other shippers modifying restocking, fulfillment and shipping practices; or

•	shifts, fluctuations, or cancellation of orders due to the impact on customers’ operations, including the possibility of temporary or permanent closure;

•

Inability to meet our customers’ needs due to disruptions in our manufacturing and supply chain arrangements caused by the loss or disruption of essential manufacturing and supply chain elements, such as raw materials or other finished product components, transportation, workforce, or other manufacturing and distribution capability. In addition, we may incur higher costs for transportation, workforce and distribution capability in order maintain the surety of supplying product to our customers;

•

Failure of third parties upon which we rely, including our suppliers, contract manufacturers, distributors, contractors and commercial banks, to meet their obligations to the Company, or significant disruptions in their ability to meet those obligations in a timely manner, which may be caused by their own financial or operational difficulties and may adversely impact our operations, liquidity and financial results;

•

Significant changes in the political and regulatory landscape in the markets in which we manufacture, sell or distribute our products. These changes may include, but are not limited to, expanded quarantines, restrictions on international trade, governmental or regulatory actions, closures or other restrictions that limit or suspend our operating and manufacturing capabilities, restrict our employees’ ability to travel or perform necessary business functions, or otherwise prevent our third-party partners or customers from sufficiently staffing operations, including operations necessary for the production, distribution, sale, and support of our products, which could adversely impact our results.

For example, we have experienced modest incremental operating costs in the second quarter of 2020 as a result of the COVID-19 pandemic. In addition, auto care products are more discretionary by nature and COVID-19 has negatively impacted our sales of these products and may continue to do so as we expect an overall reduction in travel due to shelter-in-place orders, work and travel restrictions, and other similar measures to try to contain the COVID-19 virus. Additionally, we have seen softness in Latin America and Asia across both the batteries and auto care businesses as a result of the social distancing measures enacted to combat COVID-19. We cannot guarantee that such trends will not continue or worsen. We have implemented remote work arrangements and an extended period of remote work arrangements could strain our business continuity plans, introduce operational risks, including, but not limited to, cybersecurity risks and internal control over financial reporting risks, and impair our ability to manage our business.

Our management is focused on mitigating COVID-19, which has required and will continue to require, a large investment of time and resources across our enterprise. We expect to expend all necessary efforts to ensure the business continuity of our operations. We have incurred additional costs and may continue to incur additional costs, which may be significant, if we are required to implement additional operational changes in response to this pandemic. While the full impact of COVID-19 is uncertain, our core batteries business in North America and EMEA performed strongly in the second fiscal quarter of 2020, and we have multiple options to further mitigate the liquidity impact of the COVID-19 pandemic and preserve our financial flexibility in light of current uncertainty in the global markets, including the deferral or reduction of capital expenditures and reduction or delay of overhead expenses and other expenditures. Such delays could delay our growth or impact our business plan. However, it may be that despite our efforts to manage and remedy these impacts to the Company, the ultimate impact may depend on factors beyond our knowledge or control, including the duration and severity of any widespread public health concern as well as third-party actions, including governments and our business partners upon which we rely, taken to contain the spread and mitigate the public health effects of such concern.

In addition, we cannot predict the impact that COVID-19 will have on our customers, suppliers, vendors and other business partners, and each of their financial conditions; however, any material effect on these parties could adversely impact us. The impact of COVID-19 may also exacerbate other risks discussed in this “Risk Factors” section as well as in Item 1A. Risk Factors in our Annual Report on Form 10-K, any of which could have a material effect on us, including risks such as those relating to our high level of indebtedness, our need to generate sufficient cash flows to service our indebtedness and our ability to comply with the covenants contained in the agreements that govern our indebtedness. This situation is changing rapidly and additional impacts may arise that we are not aware of currently. Even after the COVID-19 outbreak has subsided, we may continue to experience materially adverse impacts to our business as a result of the virus’s global economic impact, including the availability of credit, adverse impacts on our liquidity and the impacts of any recession that has occurred or may occur in the future.

Capitalization

The following table sets forth our unaudited cash and cash equivalents and consolidated debt and capitalization as of December 31, 2019:

•	on an actual basis;

•	as adjusted to give effect to the Varta Divestment and the Revolving Facility Drawdown; and

•

as further adjusted to give effect to the completion of this offering and the application of the proceeds of the offering to (i) fund repayment of $197 million of indebtedness outstanding under our Revolving Facility and (ii) pay fees and expenses related to this offering.

This table should be read in conjunction with our consolidated financial statements and related notes thereto, incorporated by reference in this offering memorandum and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended September 30, 2019 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2019, which are incorporated by reference into this offering memorandum.

	December 31, 2019
	Actual	As Adjusted(c)(d)		As Further Adjusted
($ and € in millions)	(Unaudited, in millions)
Cash and cash equivalents	$293.5	$633.2	(e)	$633.2
Debt Outstanding:
2019 Senior Secured Term Loan A Facility	365.0	365.0		365.0
Revolving Credit Facility	20.0	392.7		195.7	(f)
Term Loan B	660.0	314.2		314.2
5.500% Senior Notes Due 2025	600.0	600.0		600.0
6.375% Senior Notes Due 2026	500.0	500.0		700.0
4.625% Senior Notes Due 2026 (€650.0 principal amount)	728.8	728.8		728.8
7.750% Senior Notes Due 2027	600.0	600.0		600.0
Other Debt	54.9	54.9		54.9

Total Debt (a)	$3,528.7	$3,555.6		$3,558.6

Total Equity(b)	$587.5	$477.5		$477.5

Total Capitalization	$4,116.2	$4,033.1		$4,036.1

(a)

Includes (i) current portion of long-term debt in the amount of $70.1 million as of December 31, 2019 and (ii) excludes unamortized debt discount and issuance fees of $46.9 million and $50.9 million on an actual and pro forma basis, respectively, as of December 31, 2019.

(b)

The change in Total Equity reflects the Company’s estimate of the pre-tax loss that it expects to incur with its divestment of the Varta Divestment Business. This estimate is an initial estimate that does not reflect the potential effects of taxes and is subject to further adjustment in connection with, among other things, contractual purchase price adjustments related to the Varta Divestment.

(c)

Subsequent to December 31, 2019, Energizer received approximately $345.8 million of proceeds from the divestment of the Varta Divestment Business and related hedging arrangement, which proceeds were used to repay indebtedness outstanding under our term loan B facility. Cash and cash equivalents was reduced by $33.0 million as the result of a contractual purchase price adjustment in connection with the closing of the Varta Divestment.

(d)	Subsequent to December 31, 2019 the Company borrowed an additional $372.7 million under its Revolving Facility, representing all of the remaining capacity available under such Revolving Facility.
(e)

As of April 2, 2020, our unaudited cash & cash equivalents after giving effect to the Varta Divestment, the Revolving Facility Drawdown and changes in the ordinary course of business, was $483.7 million. See “Summary—Recent Developments.”

(f)

After giving effect to the completion of this offering and the application of the proceeds of the offering as set forth above and under “Use of Proceeds,” the Company will have an additional $197.0 million available for borrowing under the Credit Agreement, excluding letters of credit totaling approximately $7.3 million.